                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 205
                           Delray Beach, Florida 33445

November 30, 2006

Dear Investor:

      On November 16, 2006, the Partnership received a letter from CMG Partners,
LLC (the "Purchaser"), offering to purchase up to 4.9% of the outstanding Equity
Units for a purchase price of $6.30 per Equity Unit (the "Tender Offer"). It appears that the Tender Offer is intended to be a "mini-tender offer," which is a tender offer structured to result in ownership of not more than five percent of a class of securities to avoid the filing, disclosure and procedural requirements of Section 14(d) of the Securities Exchange Act of 1934. The
Purchaser has made no filings with the Securities and Exchange Commission (the
"SEC") relating to the Tender Offer, and the Partnership does not know how widely the Purchaser may have disseminated the Tender Offer. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer.

      Enclosed please find the Schedule 14D-9 filed by the Partnership with the
Securities and Exchange Commission on November 30, 2006 (the "14D-9") in
response to the Tender Offer. The 14D-9 contains certain information about: (a)
the Partnership and the Equity Units; (b) the Purchaser; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and
(i) the Partnership's executive officers, directors and affiliates, and (ii) the
Purchaser and its executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral;
and (e) additional information regarding the Tender Offer.

      You are urged to read all the materials carefully, including any Tender
Offer materials sent to you by the Purchaser, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                      Sincerely,

                                      CM PLUS CORPORATION, General Partner

                                      /s/ Leonard S. Mandor

                                      Leonard S. Mandor
                                      President